Exhibit 99.1

FOR IMMEDIATE RELEASE

March 14, 2016

Life Partners Trustee Continues Efforts to Recover
Investors’ Substantial Losses

Fraud Report Filed and Additional Litigation Commenced

DALLAS, Texas (March 14, 2016) – H. Thomas Moran II (“Moran”), as chapter 11 trustee for Life Partners Holdings, Inc. (“Life Partners”), has filed the Trustee’s Report Concerning His Investigation of the Debtors’ Pre-Petition Business Conduct (“Report”). The Report details the wide-ranging scheme to defraud orchestrated by Brian Pardo, the company’s former CEO and chairman, together with a number of accomplices, that eventually forced the company into bankruptcy. The Report was filed in compliance with Moran’s duties as a chapter 11 trustee to investigate and report.

As described in the Report, “the Life Partners fraud deserves a place in Texas history as one of the largest and longest-standing fraud schemes ever perpetrated in this State. The scheme has already cost thousands of innocent Investors hundreds of millions of dollars, which in many cases represented a material portion of, or their entire, life savings.”

Based on the fraud and resulting insolvency at Life Partners described in the Report, the Trustee has commenced several more lawsuits in his ongoing efforts to recover amounts on behalf of defrauded Life Partners investors. Some of the lawsuits assert claims against individuals and entities who participated in marketing the fraudulent investments, including certain of the Life Partners “master licensees,” and seek recoveries for their role in the fraudulent scheme.

In some cases, however, the claims the Trustee has brought assert that the defendants received amounts that, under applicable state or federal law, are recoverable as preferences or constructively fraudulent conveyances for the benefit of the Life Partners bankruptcy estate (and ultimately its defrauded investors) and further allege the amounts are recoverable without regard to whether their transfer resulted from any ‘actual intent’ to defraud on the part of the recipients.

In some cases, the defendants are charities which received payments from Life Partners. With respect to those lawsuits, Mr. Moran stated that, “while it is our legal and fiduciary duty to recover funds for distribution to defrauded investors, it is unfortunate that the philanthropic missions of some charities were drawn into Mr. Pardo’s house of cards.”

The above-mentioned Report and Complaints in the lawsuits are filed in the U.S. Bankruptcy Court for the Northern District of Texas – Fort Worth Division. For more information, including copies of the Report and the Complaints, visit http://dm.epiq11.com/LFP. The trustee is represented by David M. Bennett, Richard B. Roper, Jennifer R. Ecklund and Katharine B. Clark of Thompson & Knight LLP.

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